Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT made and effective as of the first day of August, 2006 (the “Effective Date”) by and between NYFIX, INC. a Delaware corporation with its principal office at 100 Wall Street, New York, NY 10005, and Brian Bellardo (hereinafter “Executive”), residing at [Home Address omitted] New York.

In consideration of employment by NYFIX, Inc., a Delaware corporation, or any subsidiary or affiliate of NYFIX, Inc. (collectively, “NYFIX,” “Employer” or the "Company") and services therein rendered, the undersigned Executive and NYFIX hereby agree as follows:

1.	Employment.

The Company agrees to employ Executive, and Executive agrees to enter the employ of the Company for the period stated in Section 3 hereof and upon the other terms and conditions set forth herein.

2.	Position and Responsibilities.

During the period of employment hereunder (the “Employment Period”), Executive agrees to serve as General Counsel and as an Executive Officer of the Company. The Executive shall have the full responsibilities and authority consistent with such position and report to Robert C. Gasser, Chief Executive Officer.

3.	Term of Employment.

The Employment Period shall be deemed to have commenced as of -August 1, 2006 and shall continue until July 31, 2007 unless further extended as provided in this Section 3 or sooner terminated as provided in Section 19. Provided no earlier termination pursuant to Section 19 has occurred, commencing on August 1, 2007, and on each successive anniversary thereafter, the Employment Period shall be automatically extended for one additional calendar year, subject to termination during such additional calendar year as provided in Section 19, unless written notice, given at least 60 days prior to the beginning of such additional calendar year, is provided by either party to the other that the term of the Executive’s employment hereunder (the “Contract Term”) will not be so extended.

4.	Duties.

Except as otherwise provided herein and except for illness, permitted vacation periods and permitted leaves of absence as otherwise approved by the Board of Directors of the Company, the Executive agrees that during the term of his employment hereunder he shall devote substantially his full business time, efforts, skill and abilities to the business of the Company in accordance with the reasonable directions and orders of the Chief Executive Officer and will use his best efforts to promote the interests of the Company. The Executive may take reasonable amounts of time to attend to personal matters to the extent that such activities do not inhibit or prohibit the performance of the Executive’s duties hereunder or inhibit or conflict in any material way with the business of the Company.

5.	Vacation.

In addition to paid holidays, as defined by the Company's holiday schedule, Executive shall be eligible for four weeks paid vacation during each year of the Employment Period, with vacation accruing on a prorata basis during each pay period. All vacation periods shall be scheduled at the convenience of the Employer.

6.	Compensation.

(a)
Base Salary and Annual Bonus.  (i)  Employer shall pay Executive as compensation for Executive’s services hereunder a total annual Base Salary of $248,063.00. In addition, the Company shall pay Executive as compensation an Annual Bonus for each calendar year during the Employment Period based upon a specified target amount of 35% of Base Salary in accordance with the Company’s Annual Incentive Plan, subject to approval by the Company’s Board of Directors for each such year. Such Annual Bonus shall be based on goals disclosed to the Executive prior to, or within the first two months of each such year, with the actual amount of such Annual Bonus (whether greater or less than the specified target amount) being based upon the degree to which such Company goals are met. For the period ending December 31, 2006, the specified target amount of the Annual Bonus shall be $86,822.00 ($ 248,063.00 x 35%) and the specified performance goals are those set forth in Exhibit A hereto. Annual Bonuses for calendar year 2007, and each calendar year thereafter shall be based upon individual and corporate goals agreed to by the Company and the Executive in good faith, with the specified target amount of such future Annual Bonuses no less than 35% of the Executive’s annualized Base Salary then payable to him.

(ii)   The actual amount of Executive’s Annual Bonus in any year shall be determined in accordance with the Annual Incentive Plan of the Company then in effect.

(iii)  All Annual Bonuses shall be paid to the Executive no later than the 15th day of the third month following the end of the calendar year in which they are earned.

(iv)  The Executive’s Base Salary may be increased at any time during the Employment Period in an amount mutually agreed upon by the Executive and the Company based upon a performance evaluation performed by the Company’s Chief Executive Officer and approved by the Board of Directors, with such increases in Base Salary being made if the Chief Executive Officer and the Board of Directors determine in good faith that such increase is warranted. In no event, however, shall the Executive’s Base Salary be decreased without Executive’s prior written consent.

(b)
Other Compensation. The Company may extend special bonuses or incentives which could include equity or equity related compensation awards (stock options, restricted stock, restricted stock units, phantom stock, stock appreciation rights, etc.). Any equity and equity related compensation awards shall be subject to the terms of the Plan and award agreements under which they are granted.

(c)
Benefits. Executive shall be entitled to participate in all such benefit plans and payroll practices, in accordance with the terms thereof, as may from time to time be generally made available to the Company’s senior executives (including without limitation - health/medical insurance plans, dental insurance plan, life insurance plan, disability insurance plan, 401(k) and other pension and retirement plan arrangements).

7.	Payment Terms.

The salary payment shall be made in accordance with the usual payroll system of the Company, presently bi-weekly.

8.	Reimbursement of Expenses.

Employer shall pay or reimburse Executive for all reasonable travel and other expenses incurred by Executive in performance of Executive’s obligations under this Agreement, provided that such expenses are incurred in accordance with the policies and procedures established by the Company. Such payments or reimbursements will be made in accordance with the Company’s reimbursement policy for senior executives.

9.	Non-Competition.

Except as required in the performance of his duties under this Agreement, Executive will not: during any period he is performing services hereunder; and (x) for the first six (6) months following the termination of employment by the Executive for Good Reason due to a Change in Control; or (y) for the lesser of one year following termination or the length of time the Executive is entitled to payment under Section 20(i) if termination is other than by the Executive for Good Reason due to a Change in Control, either directly or indirectly in any capacity or manner, without NYFIX prior written approval:

(a)
solicit business or accept orders for products and services competitive with NYFIX products and services from any NYFIX client or prospective client with whom Executive dealt, directly or indirectly, during the Employment Period;

(b)	develop, test or provide customer support for products or services competitive with NYFIX products and services; or

(c)
(i) hire any person who was employed by NYFIX at any time during the last six months of the Employment Period (and who was not otherwise terminated by NYFIX for any reason or no reason and whose hiring would not violate an applicable non-competition agreement with NYFIX); (ii) directly or indirectly induce or attempt to induce, solicit or encourage any person to leave then current employment with NYFIX; or (iii) advise or counsel any person, other than NYFIX, with respect to the identity or skill set of anyone who was employed by NYFIX at any time during the last six months of the Employment Period (and who was not otherwise terminated by NYFIX for any reason or no reason and provided the hiring by such person would not violate an applicable non-competition agreement with NYFIX).

10.	Non-Disclosure of Information.

(a)
Executive acknowledges that NYFIX’s trade secrets, NYFIX’s specific combination of use of third-party parts, proprietary technology and software, information of NYFIX’s partners, customers, and suppliers, and other Confidential Information as may be shared with Executive are valuable and unique assets of NYFIX or such providing party. NYFIX and Executive recognize that access to and knowledge of NYFIX’s Confidential Information are essential to Executive’s duties as a NYFIX Executive.

(b)
Executive agrees that he will not, during the Employment Period or at any time thereafter, except as required in the performance of Executive’s duties hereunder, or as agreed to in a prior writing signed by an authorized representative of NYFIX, Inc. or as may be required by law or legal process: (i) disclose any such Confidential Information to any person, firm, corporation, or other entity for any reason or purpose whatsoever; (ii) copy any NYFIX Confidential Information; or (iii) make use of any such Confidential Information for Executive’s own purposes or for the benefit of any person, firm, corporation, or other entity, other than NYFIX, under any circumstances during or after the Employment Period.

(c)
On written request made by NYFIX, Executive agrees to promptly return or destroy (at NYFIX’s option) all originals and copies of any NYFIX Confidential Information and shall confirm in writing that this has been done and that no other Confidential Information or copies thereof exist under Executive’s control.

(d)
The term "Confidential Information" shall mean trade secrets, confidential knowledge, proprietary information and any other nonpublic data of the Company, its partners, customers, or suppliers. By way of illustration but not limitation, "Confidential Information" includes (i) inventions, trade secrets, ideas, processes, formulas, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques, in each case, to the extent such items relate to communications and/or business transactions with one or more users over a computer network or the Internet; and (ii) information regarding plans for research, development, new products and services, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and information regarding the skills and compensation of any other employee of the Company.

11.	The Company’s Right to Inventions.

(a)
Executive shall promptly disclose, grant and assign to the Company for its sole use and benefit any and all inventions, improvements, technical information, methods and suggestions made, conceived, reduced to practice or learned by Executive, either alone or jointly with others, which Executive may acquire or develop (whether or not during usual working hours) during the Employment Period ("Company Inventions"), and all patent rights, copyrights, trade secret rights and all other rights throughout the world (collectively, "Proprietary Rights”) related to Company Inventions, whether or not such Company Inventions are patentable or registrable under copyright or similar statutes, together with all patent applications, patents, copyrights and reissues thereof that may at any time be granted for or upon any such Company Inventions. Executive acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of his or her employment and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act (17 U.S.C., Section 101). However, this Section 11 shall not apply to developments, inventions, improvements, technical information, methods or suggestions which (i) do not relate to the present or planned business or research and development of the Company at any time during the Employment Period and (ii) are made and conceived by the Executive: (A) at all times other than during normal working hours, (B) never on the Company’s premises and (C) never using the Company’s tools, devices, equipment or Proprietary Rights.

(b)	In connection with the Company Inventions:

(i)
Executive shall without charge, but at the expense of the Company, promptly execute and deliver such applications, assignments and other instruments as may be reasonably necessary or proper to vest title to any Company Inventions and related Proprietary Rights in the Company and to enable it to obtain and maintain the entire right and title thereto throughout the world; and

(ii)
Executive shall provide to the Company at its expense (including a reasonable payment for the time involved if Executive is not then an Executive) all reasonable assistance to prosecute its Proprietary Rights, or to prosecute or defend any litigation or other matter relating to such Proprietary Rights or Company Inventions.

(c)
Executive will assist the Company in obtaining and enforcing United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end Executive will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for applying for, obtaining, sustaining and enforcing such Proprietary Rights and the assignment thereof and the Company shall compensate Executive at a reasonable rate for time actually spent by Executive after the Employment Period providing such assistance. In addition, Executive will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. Executive will assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries during and after the Employment Period, and the Company shall compensate Executive at a reasonable rate for time actually spent by Executive after the Employment Period providing such assistance.

(d)
If the Company is unable to obtain Executive’s signature on any document related to Company Inventions or Proprietary Rights, Executive hereby designates the Company and its duly authorized agents as Executive’s attorney in fact, to execute, verify and file for Executive any such documents and to do all other acts related to Company Inventions or

Proprietary Rights with the same legal effect as if executed or done by Executive. This power of attorney shall be deemed coupled with an interest and shall be irrevocable. Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which Executive now has or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

12.	Obligation to Keep Company Informed.

During the Employment Period and for a period of one (1) year thereafter, Executive will promptly disclose to the Company fully and in writing and will hold in trust for the sole benefit of the Company any and all Company Inventions. In addition, Executive will promptly disclose to the Company all patent applications filed by him or her within one (1) year after the Employment Period that relate to Executive’s employment with the Company.

13.	Prior Inventions.

Any Inventions that Executive made before the Employment Period are excluded from this Agreement. To avoid uncertainty, Executive lists in Exhibit “B” all Inventions that Executive has, alone or with others, made before the Employment Period, that Executive considers to be his property or the property of third parties and that Executive wishes to have excluded from this Agreement. If disclosure of an invention on Exhibit B would cause Executive to violate any prior confidentiality agreement, Executive understands that he or she is not to list that invention in Exhibit B but is to inform the Company that Executive has not listed all inventions for that reason.

14.	No Improper Use Of Materials.

During the Employment Period, Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or other person to whom Executive has an obligation of confidentiality, and Executive will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or other person to whom Executive has an obligation of confidentiality unless consented to in writing by that former employer or person.

15.	No Conflicting Obligation.

Executive represents that his or her performance under this Agreement and as a Company Executive does not and will not breach any non-compete agreement, any non-solicitation agreement or any confidentiality agreement covering information that Executive acquired before the Employment Period. Executive has not entered into and will not enter into any oral or written agreement in conflict herewith.

16.	Return of Company Documents.

When Executive leaves the employ of the Company, Executive will deliver to the Company all materials, including copies, acquired during the Employment Period pertaining to the Company or its business, whether or not such materials contain or disclose Confidential Information.

17.	Legal and Equitable Remedies.

Because Executive’s services are personal and unique and because Executive may have access to and become acquainted with Company Confidential Information, the Company shall have the right to enforce the provisions of this Agreement by injunction or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement, which Executive acknowledges will result in irreparable harm to the Company.

18.	Indemnification.

EXECUTIVE SHALL INDEMNIFY THE COMPANY FULLY AGAINST ALL LOSSES, LIABILITIES, COSTS (INCLUDING LEGAL COSTS) AND EXPENSES THAT THE COMPANY MAY INCUR AS A RESULT OF ANY BREACH (INCLUDING A BREACH ARISING AS A RESULT OF NEGLIGENCE) OF EXECUTIVE’S OBLIGATIONS SET FORTH UNDER SECTIONS 9, 10, 11, 14 AND 15 OF THIS AGREEMENT. The Company shall (i) indemnify the Executive to the full extent permitted by law for all expenses, costs, liabilities and legal fees which the Executive may incur in the discharge of his duties hereunder; (ii) reimburse the Executive for any reasonable legal fees and expenses incurred by the Executive in contesting or disputing any termination of the Executive’s employment hereunder or in seeking to obtain or enforce any right or benefit provided by this Agreement, but only if the Executive shall prevail with respect to the preponderance of the matters at issue; and (iii) provide the Executive with the same coverage afforded directors and other officers under a director’s and officer’s liability insurance policy. The payments under (ii) above shall be made within thirty (30) days after the Executive’s request for payment is received by the Company accompanied with such evidence of his having prevailed (as described above) and such evidence of the fees and expenses incurred as the Company may reasonably require.

19.	Termination.

(a)  Employer may terminate Executive’s employment at any time upon 60 days’ prior written notice, except that Employer may terminate this Agreement immediately for Cause (as defined below). As provided in Section 20, if Executive’s employment is at any time terminated by the Company in the absence of Cause, or if at any time the Executive terminates his employment for Good Reason (as defined below), the Executive shall be entitled to the payments and benefits described in and set forth under Section 20(a), hereof, subject to the terms of Sections 20, 21 and 27.

(b)  Notwithstanding anything to the contrary contained herein, Employer may terminate Executive’s employment (i) upon ten (10) days' written notice, in the event that Executive is unable to perform his assigned duties and responsibilities due to illness, physical or mental disability or any other reason, and such disability or other reason exists for any 180 days (occurring on at least 90 consecutive days) within any twelve consecutive months, or (ii) upon the death of the Executive.

(c)  For purposes of this Agreement, “Cause” means any of the following which results in a significant injury to the business of the Company: (i) a material breach by the Executive of any of the material obligations to which he is subject under this Agreement; (ii) Executive willfully and repeatedly fails to perform his duties; (iii) misappropriation of funds from NYFIX; (iv) conviction of a felony; and (v) failure to cooperate fully in any inquiry or investigation undertaken by or on behalf of the Company or any governmental authority.

(d) The Executive shall have Good Reason for terminating his employment with the Company under this Agreement if Executive gives the Company thirty (30) days prior written notice that one or more of the following has occurred and the Company has not remedied the situation within such thirty (30)-day period:

(i)	a material reduction by the Company in the Executive's Base Salary or the minimum target amount of the Annual Bonus without the Executive’s prior written consent;

(ii)
there is a material change in the Executive’s status or reporting responsibilities that reflects a demotion, without the Executive’s prior written consent, as long as notification of intent to terminate employment for Good Reason by the Executive to NYFIX or any successor occurs within no more than 1 year after the change in such status or reporting responsibilities;

(iii)
the assignment of duties inconsistent with the Executive’s status or position as General Counsel and Executive Officer or a substantial reduction in the Executive’s responsibilities and authority, as long as notification of intent to terminate employment for Good Reason by the Executive to NYFIX or any successor occurs within no more than 1 year after the change or reduction of the Executive’s duties; or

(iv)	the Company fails to obtain the express assumption of this Employment Agreement by any successor-in-interest to the Company.

Good Reason does not include termination by the Employer for Cause or from the Executive's death or disability, termination without Good Reason or expiration of this Agreement.

20.	Compensation Upon Termination

(a) If during the Employment Period the Executive’s employment is terminated (A) by the Company other than for Cause or (B) by the Executive for Good Reason, and contingent upon the signing of a release by the Executive satisfactory to the Company, then:

(i) the Company shall continue to pay to the Executive (or his legal representatives or estate) his Base Salary then in effect for the remainder of the Contract Term, or if greater, for a period of one year. The timing for any payment provided for in this paragraph shall be subject to the provisions of Section 27 of this Agreement if the Executive is a “specified employee”.

(ii) Following termination of employment, for the same period of time during which Executive receives payment under Section 20(a)(i), Executive shall be entitled to coverage at Company’s sole expense under all medical, dental and life insurance benefit programs that the Company generally makes available to its employees and senior executives during such period, provided that the Executive’s participation is possible under the general terms and provisions of such plans and programs.

(iii) The amount of any payment or benefit provided for the Executive under this Agreement shall not be reduced by retirement benefits or by offset against any amount claimed to be owed by the Executive to the Company. Furthermore, the Executive shall not be required to mitigate the amount of any payment provided for the Executive by seeking other employment or otherwise, nor, shall the amount of any payment or benefit provided for the Executive hereunder be reduced by any compensation earned by the Executive as a result of employment by another employer (provided such employment does not violate the provisions of Section 9 of this Agreement).

21.	Limitation on Payment Obligation.

(a)
Notwithstanding any other provision of this Agreement, any "parachute payment" to be made to or for the benefit of the Executive, whether pursuant to this Agreement or otherwise, shall be modified to the extent necessary so that the requirements of either subparagraph (i) or (ii) below are is satisfied:

(i)
The aggregate "present value" of all "parachute payments" payable to or for the benefit of the Executive, whether pursuant to this Agreement or otherwise, shall be less than three times the Executive's "base amount"; or

(ii)
Each "parachute payment" to or for the benefit of the Executive, whether pursuant to this Agreement or otherwise, shall be in an amount which does not exceed the portion of the "base amount" allocable to such "parachute payment".

(iii)
For the purposes of this limitation, no "parachute payment," the receipt of which the Executive shall have effectively waived prior to the date which is fifteen (15) days following termination of employment and prior to the earlier of the date of constructive receipt and the date of payment thereof, shall be taken into account.

(b)	Notwithstanding any other provision of this Agreement, no "illegal parachute payments" shall be made to or for the benefit of the Executive.

(c)	For purposes of this Section:

(i)
The term "base amount" shall have the meaning set forth in section 280G (b) (3) of the Code;(ii) The term "parachute payment" shall mean a payment described in section 280G (b) (2) (A) and not excluded under Section 280G (b) (6) of the Code;

(iii)	The term "illegal parachute payment" shall mean a payment described in section 280G (b) (2) (B) of the Code;

(iv)	“Present value" shall be determined in accordance with section 280G (d) (4) of the Code; and

(v)	The portion of the "base amount" allocable to any "parachute payment" shall be determined in accordance with section 280G (b) (3) of the Code.

(d)
This Section shall be interpreted and applied to limit the amounts otherwise payable to the Executive under this Agreement or otherwise only to the extent required to avoid the imposition of excise taxes on the Executive under section 4999 of the Code or the disallowance of a deduction to the Company under section 280G(a) of the Code, except that the Executive shall be presumed to be a disqualified individual for purposes of applying the limitations set forth in subsection (a) above without regard to whether or not the Executive meets the definition of disqualified individual set forth in section 280G(c) of the Code. In the event that the Company and the Executive are unable to agree as to the application of this Section, the Company's independent auditors shall select independent tax counsel to determine the amount of such limits. Such selection of tax counsel shall be subject to the Executive's consent, provided that the Executive shall not unreasonably withhold his consent. The determination of such tax counsel under this Section shall be final and binding upon the Company and the Executive.

22.	Claims Procedures for Termination Pay

The Chief Executive Officer may, and upon reasonable written request from the Executive shall, provide to the Executive information as to the amount, if any, to which the Executive is entitled under the terms of Section 20(a)(i) of this Agreement following termination of his employment (“Termination Pay”). If the Executive disagrees with such determination, he shall provide written notice to that effect to the Chief Executive Officer. If no such notice is received by the Chief Executive Officer within the later of sixty (60) days after the termination of the Executive’s employment with the Company or ninety (90) days after the Executive receives written notification of the amount of Termination Pay from the Chief Executive Officer, the Chief Executive Officer’s determination shall be final, and no claim for a different Termination Pay shall be permitted. In the event any such claim is duly filed for a different Termination Pay, the Chief Executive Officer shall exercise his best efforts to act upon such claim within sixty (60) days after its receipt. If such claim is denied, in whole or in part, the Chief Executive Officer shall give notice in writing of such denial to the Executive within sixty (60) days after receipt of the claim, setting forth (i) one or more specific reasons for such denial; (ii) specific reference to pertinent provisions of this Agreement on which the denial is based; (iii) a description of any additional material or information necessary for the Executive to perfect the claim and an explanation of why such material or information is necessary; and (iv) information to the effect that the Executive may request a full review of such claim by filing with the Chief Executive Officer, within sixty (60) days after the Executive has received such notice, a request for such review, including, a statement of the Chief Executive Officer’s opinion as to whether, in the Company’s opinion, the Executive has a right to bring a civil action under Section 502 of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended following an adverse benefit determination on review, and, if so, a statement of that right. In the event any such request for review is duly submitted, the Chief Executive Officer shall review the claim within sixty (60) days and the Executive shall be given written notice of the result of such review, which shall be final within the Company, but shall be subject to review under the Agreement to Arbitrate Claims and otherwise pursuant to Section 25.2 . If such claim is denied in whole or in part, such notice shall include (i) one or more specific reasons for such denial; (ii) specific reference to pertinent provisions of this Agreement on which the denial is based; (iii) a statement that the Executive is entitled to receive upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim; and (iv) a statement of the Chief Executive Officer’s opinion as to whether, in the Company’s opinion, the Executive has a right to bring a civil action under Section 502 of ERISA, and, if so, a statement of that right. The Executive may designate any other person to act on his behalf in pursuing a benefit claim or appealing the denial of a benefit claim under the terms of these procedures. The Company in its discretion may amend, modify or eliminate these procedures or substitute different procedures, at any time and from time to time, provided that any such change does not materially affect Executive’s review rights in an adverse manner under this Section 22 without Executive’s prior written consent.

23.	Notices.

Any notices under this Agreement shall be given at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery or, if sent by certified or registered mail, three days after the date of mailing.

24.	Representations.

Executive hereby represents and warrants that there is no action, proceeding or investigation pending or, to Executive’s knowledge, threatened against him or her and Executive has not been convict-ed of, plead-ed nolo contendere to, or had an order issued or consent decree entered into in respect of, a charge of violating securi-ties laws or any felony.

25.	General Provisions.

25.1	Governing Law.

THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE INTERNAL SUBSTANTIVE LAWS, AND NOT THE LAWS OF CONFLICTS, OF THE STATE OF NEW YORK.

25.2	Venue.

Except as set forth in the Agreement to Arbitrate Claims dated August 1, 2006, between Executive and NYFIX (the “Arbitration Agreement”), attached hereto as Exhibit C and incorporated herein, Executive and NYFIX agree that the exclusive forum for the resolution of any and all disputes or controversies that may arise between them relating to this Agreement shall be the courts of the State of New York or of the United States of America located in New York County, New York, and by execution and delivery of this Agreement, Executive and NYFIX each hereby accepts, generally and unconditionally, the exclusive jurisdiction of those courts. Executive and NYFIX each hereby irrevocably waives, in connection with any such action or proceeding, any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

25.3	Entire Agreement.

This Agreement and the Arbitration Agreement set forth the entire agreement and understanding between the Company and Executive relating to the subject matter hereof and supersede and merge all prior oral and written agreements and discussions between the parties relating to that subject matter, including all prior employment agreements between the Company and Executive. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in Executive’s duties, salary or compensation will not affect the validity or scope of this Agreement. If there is a conflict between this Agreement and the Arbitration Agreement, the Arbitration Agreement governs and controls.

25.4	Enforcement; Severability.

It is the desire and the intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policy of the jurisdictions in which enforcement is sought. Accordingly, if any particular portion or provision of this Agreement shall be adjudicated to be invalid or unenforceable, the remaining portion or such provision or the remaining provisions of this Agreement, or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be effected thereby.

25.5	Successors and Assigns.

This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts have accrued to him under this Agreement up until the time of his death, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there is no such designee, to the Executive’s estate. This Agreement will be binding upon Executive’s heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors and its assigns; provided, that the Company and any such successor or assign shall provide prompt notice to Executive of any assignment of this Agreement.

25.6	Survival.

The provisions of this Agreement shall survive the assignment of this Agreement by the Company to any successor in interest or other assignee. The provisions of Sections 9, 10, 11, 12, 13, 16, 17, 18, 19, 20, 21, 22, 23, 25, 26 and 27 which by their nature and context, are intended to survive any termination of Executive’s employment with the Company and shall so survive such termination.

25.7	Waiver.

No waiver by either party hereto of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by either party hereto shall be construed as a waiver of any other right. Neither party hereto shall be required to give notice to enforce strict adherence to all terms of this Agreement.

25.8	No Unannounced Modifications to Signature Documents.

By signing and delivering this Agreement and/or any schedule, exhibit, amendment, or addendum thereto, each party will be deemed to represent to the other that the signing party has not made any changes to such document from the draft(s) originally provided to the other party by the signing party, or vice versa, unless the signing party has expressly called such changes to the other party’s attention in writing (e.g., by “redlining” the document or by a comment memo or email).

26.	Non-Disparagement.

Except as required or permitted under law, neither party, nor any director, officer, employee, agent or other representative of either party shall in any way, and at any time during or after the Employment Period, make any derogatory or defamatory remarks about the other party that may disparage him or it in any manner.

27.	Section 409A Requirements

This Agreement is intended to satisfy in form and operation the requirements of the terms of Section 409A of the Code to the extent applicable and any applicable guidance or regulations, including transition rules, thereunder (collectively, “Section 409(A)”). To the extent required by Section 409A, and notwithstanding any other provision of this Agreement, no payment or benefit that constitutes deferred compensation for purposes of Section 409A will be provided to the Executive following his separation from service prior to the first to occur of (i) the date of the Executive’s death or (ii) the first day of the seventh month following the month in which his separation from service occurs, if he is a “specified employee” (as defined under Section 409A(a)(2)(B)(i) of the Code). Any payment that is delayed pursuant to the provisions of the immediately preceding sentence shall instead be paid in a lump sum promptly following the first to occur of the two dates specified in the immediately preceding sentence. Without limiting the generality of the foregoing, the payments provided for in Section 20 (a)(i) shall be delayed as provided for in this Section 27 if the Executive is a “specified employee”. Furthermore and notwithstanding any other provision of this Agreement to the contrary, this Agreement is deemed to be modified in any way necessary to satisfy the requirements of Section 409A as determined by the Company in its good faith discretion.

EXECUTIVE UNDERSTANDS THAT THIS AGREEMENT AFFECTS HIS RIGHTS TO INVENTIONS EXECUTIVE MAKES DURING EMPLOYMENT WITH THE COMPANY, AND RESTRICTS EXECUTIVE’S RIGHTS TO DISCLOSE OR USE THE COMPANY'S CONFIDENTIAL INFORMATION AND TO COMPETE IN BUSINESS WITH THE COMPANY, DURING AND AFTER SUCH EMPLOYMENT.

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EXECUTIVE HAS CAREFULLY READ THIS EMPLOYMENT AGREEMENT AND UNDERSTANDS ITS TERMS. EXECUTIVE HAS COMPLETELY FILLED OUT EXHIBIT B TO THIS AGREEMENT.

Dated:   August 1, 2006

Signature
/s/ Brian Bellardo
Brian Bellardo

Dated:   August 1, 2006

NYFIX, Inc.
By:	/s/ Steven R. Vigliotti
Steven R. Vigliotti Chief Financial Officer

Exhibit A

FY 2006 GENERAL COUNSEL ANNUAL INCENTIVE PLAN OBJECTIVES

■
 The achievement of the following objectives with Threshold Performance equal to a payment of 50% of Target Incentive; Target Performance equal to a payment of 100% of Target Incentive; and Maximum Performance equal to a payment of 200% of Target Incentive, each adjusted by weighting for each performance objective. The calculation of the incentive payment shall be based on the actual performance level achieved and scored consistently with the FY 2006 Annual Incentive Plan

—	Company CMO (80% weight)
•	Net Income: Amounts as approved by the Board of Directors.

—	Individual Performance (20% weight)
•	Become current with regulatory filings -
Minimum - Date as approved by the Board of Directors
Target - Date as approved by the Board of Directors
Maximum - Date as approved by the Board of Directors

•	Hold Stockholders’ meeting - Target - Date as approved by the Board of Directors

EXHIBIT B

To: NYFIX, Inc.:

1.  The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by NYFIX, Inc. or any of its subsidiaries or affiliates (collectively, the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company that I desire to remove from the operation of the Executive Agreement to which this Exhibit A is attached.

_X_ No inventions or improvements.

___ See below:

___ Additional sheets attached.

2.  I propose to bring to my employment the following materials and documents of a former employer:

___ No materials or documents.

___ See below:

___ Additional sheets attached.

Signature:	/s/ Brian Bellardo
Brian Bellardo

EXHIBIT C

AGREEMENT TO ARBITRATE CLAIMS

I recognize that differences may arise between me and NYFIX, Inc. or one of its present or future subsidiaries or affiliates during or after my employment with the Company, and that those differences may or may not be related to my employment. I understand and agree that by entering into this Agreement to Arbitrate Claims (“Agreement”), I anticipate gaining the benefits of a non-judicial, impartial dispute-resolution procedure.

I understand that any reference in this Agreement to “the Company” will include not only NYFIX, Inc., but also all NYFIX, Inc. present and future subsidiaries and affiliates, and all successors and assigns of any of them.

Claims Included by the Agreement

Except as excluded in the following provision, “Claims Not Included by the Agreement,” the Company and I mutually consent to the resolution by arbitration of all claims or controversies (“Claims”), whether or not arising out of my employment (or its termination), that the Company may have against me or that I may have against the Company or against any of its officers, directors, employees or agents in their capacity as such or otherwise. This includes, but is not limited to, the following:

1)
Any and all claims for wrongful discharge; breach of contract, both express and implied; breach of the covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation;

2)
Any and all claims for violation of any federal, state or municipal statute including, but not limited, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the New York Human Rights Law, the New York City Administrative Code, as amended from time to time;

3)	Any and all claims arising out of any other applicable laws, rules and regulations of any jurisdiction whatsoever.

Claims Not Included by the Agreement

Claims I may have for workers’ compensation or unemployment compensation benefits are not covered by this Agreement.

Claims for provisional relief, such as temporary restraining orders, preliminary injunctions, attachments and the like, and claims for permanent injunctive and other equitable relief are not covered by this Agreement. Specifically, claims related to the enforcement of any confidentiality obligation, whether arising from contract or otherwise, between me and the Company are not covered by this Agreement.

Representation

Any party may be represented by an attorney of his, her or its choice.

Discovery

Each party shall have the right to take the deposition of a number of individuals to be agreed upon by the parties hereto and any expert witness designated by another party. Each party also shall have the right to make requests for production of documents to any party. The right to compel testimony by subpoena specified below shall be applicable to discovery pursuant to this paragraph. Additional discovery may be had only where the Arbitrator selected pursuant to this Agreement so orders, upon a showing of substantial need.

Designated of Witnesses

At least 30 days before the arbitration, the parties must exchange lists of witnesses, including any expert, and copies of all exhibits to be used at the arbitration.

Subpoenas

Each party shall have the right to subpoena witnesses and documents for the arbitration.

Arbitration Procedures

The Company and I agree that, except as provided in this Agreement, any arbitration shall be in accordance with the then-current Model Employment Arbitration Procedures of the American Arbitration Association (“AAA”) before an arbitrator who is licensed to practice law in the State of New York (“the Arbitrator”). The arbitration shall take place in the County of New York, New York.

The Arbitrator shall be selected as follows: The AAA shall give each party a list of 5 arbitrators drawn from its panel of labor and employment arbitrators. Each side may strike all names on the list it deems unacceptable. If only one common name remains on the lists of all parties, said individual shall be designated as the Arbitrator. If more than one common name remains on the lists of all parties, the parties shall strike names alternately until only one remains. If no common name remains on the lists of all parties, the AAA shall furnish an additional list or lists until the arbitrator is selected.

The Arbitrator shall apply the substantive law of New York. The New York Rules Of Evidence shall apply. The Arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to any claim that all or any part of this Agreement is void or voidable. The arbitration shall be final and binding upon the parties.

The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person as the Arbitrator deems necessary. The Arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal rules of Civil Procedure.

Either party, at its expense, may arrange for and pay the cost of a court reporter to provide a stenographic record of proceedings.

Either party, upon request at the close of hearing, shall be given leave to file a post-hearing brief. The time for filing such a brief shall be set by the Arbitrator.

Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and to enforce an arbitration award. Except as otherwise provided in this Agreement, both the Company and I agree that neither of us shall initiate or prosecute any lawsuit or administration action (other than an administrative charge of discrimination) in any way related to any claim covered by this Agreement.

The Arbitrator shall render an award and written opinion in the form typically rendered in labor arbitrations.

Arbitration Fees and Costs

The Company and I initially shall equally share the fees and costs of the Arbitrator. Each party will deposit funds or post other appropriate security for its share of the Arbitrator’s fee, in an amount and manner determined by the Arbitrator, 10 days before the first day of hearing. Notwithstanding the foregoing, the Arbitrator shall have the authority to reallocate its costs and fees between the parties hereto as he or she deems appropriate. Each party shall pay for its own costs and attorneys’ fees, if any. However, if any party prevails on a statutory claim that affords the prevailing party attorneys’ fees, or if there is a written agreement providing for fees, the Arbitrator may award reasonable fees to the prevailing party.

Requirements for Modification or Revocation

This Agreement to arbitrate shall survive the termination of my employment. It can only be revoked or modified by a writing signed by the parties that specifically states an intent to revoke or modify this Agreement.

Sole and Entire Agreement

This is the complete agreement of the parties on the subject of arbitration of disputes. This Agreement supersedes any prior or contemporaneous oral or written understanding on the subject. No party is relying on any representations, oral or written, on the subject of the effect, enforceability or meaning of this Agreement, except as specifically set forth in this Agreement.

Construction

If any provision of this Agreement is adjudged to be void or otherwise unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of the Agreement.

Consideration

The promises by the Company and by me to arbitrate differences, rather than litigate them before courts or other bodies, as well as the Company’s agreement to employ me and to grant me stock options, provide consideration to enter into this Agreement.

Not an Employment Agreement

This Agreement is not, and shall not be construed to create, any contract of employment, express or implied. Nor does this agreement in any way alter the status of my employment, which can only be affected by an express written employment agreement signed by me and an authorized representative of the Company.

No Unannounced Modifications to Signature Documents

By signing and delivering this Agreement and/or any schedule, exhibit, amendment, or addendum thereto, the Company and I will each be deemed to represent to the other that the signing party has not made any changes to such document from the draft(s) originally provided to the other party by the signing party, or vice versa, unless the signing party has expressly called such changes to the other party’s attention in writing (e.g., by “redlining” the document or by a comment memo or email).

Voluntary Agreement

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT, THAT I UNDERSTAND ITS TERMS, THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THE COMPANY AND ME RELATING TO THE SUBJECTS COVERED IN THE AGREEMENT ARE CONTAINED IN IT, AND THAT I HAVE ENTERED INTO THE AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE COMPANY OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF.

I FURTHER ACKNOWLEDGE THAT I HAVE HAD THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH MY OWN ATTORNEY AND HAVE DONE SO TO THE EXTENT THAT I HAVE WISHED.

EMPLOYEE:	NYFIX, INC.:
/s/ Brian Bellardo	/s/ Steven R. Vigliotti
Signature of Employee	Signature of Authorized Company Representative
Brian Bellardo	Stephen R. Vigliotti, Chief Financial Officer
Print Name of Employee	Print Name and Title of Representative
August 1, 2006	August 3, 2006
Date	Date